Exhibit 99.1

News Release

RAYONIER REPORTS FIRST QUARTER 2023 RESULTS

•First quarter net income attributable to Rayonier of $8.3 million ($0.06 per share) on revenues of $179.1 million
•First quarter pro forma net income of $1.1 million ($0.01 per share)
•First quarter operating income of $10.6 million, pro forma operating income of $12.9 million, and Adjusted EBITDA of $54.7 million
•First quarter cash provided by operations of $64.0 million and cash available for distribution (CAD) of $30.0 million
WILDLIGHT, FL — May 3, 2023 — Rayonier Inc. (NYSE:RYN) today reported first quarter net income attributable to Rayonier of $8.3 million, or $0.06 per share, on revenues of $179.1 million. This compares to net income attributable to Rayonier of $29.3 million, or $0.20 per share, on revenues of $222.0 million in the prior year quarter.
The first quarter results included a $9.1 million net recovery associated with a legal settlement and a $2.3 million loss from a timber write-off resulting from a tropical cyclone casualty event in New Zealand.1 Excluding these items and adjusting for pro forma net income adjustments attributable to noncontrolling interests,2 first quarter pro forma net income3 was $1.1 million, or $0.01 per share.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	March 31, 2023		March 31, 2022
	$	EPS	$	EPS

Revenues	$179.1		$222.0

Net income attributable to Rayonier	$8.3	$0.06	$29.3	$0.20
Net recovery on legal settlement	(9.1)	(0.06)	—	—
Timber write-off resulting from a casualty event[1]	2.3	0.02	—	—
Pro forma net income adjustments attributable to noncontrolling interests[2]	(0.4)	(0.01)	—	—
Pro forma net income[3]	$1.1	$0.01	$29.3	$0.20

First quarter operating income was $10.6 million versus $45.3 million in the prior year period. First quarter operating income included a $2.3 million loss from a timber write-off resulting from a tropical cyclone casualty event in New Zealand.1 Excluding this item, pro forma operating income3 was $12.9 million versus $45.3 million in the prior year period. First quarter Adjusted EBITDA3 was $54.7 million versus $98.1 million in the prior year period.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss),3 and Adjusted EBITDA3 for the current quarter and comparable prior year period:

	Three Months Ended March 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[3]		Adjusted EBITDA[3]
(millions of dollars)	2023	2022	2023	2022	2023	2022
Southern Timber	$22.2	$30.3	$22.2	$30.3	$42.8	$48.4
Pacific Northwest Timber	(3.5)	6.6	(3.5)	6.6	7.1	21.5
New Zealand Timber	(0.7)	5.4	1.6	5.4	6.1	10.4
Real Estate	0.9	10.2	0.9	10.2	6.6	24.7
Trading	0.3	0.4	0.3	0.4	0.3	0.4
Corporate and Other	(8.6)	(7.6)	(8.6)	(7.6)	(8.2)	(7.2)
Total	$10.6	$45.3	$12.9	$45.3	$54.7	$98.1

Cash provided by operating activities was $64.0 million versus $49.7 million in the prior year period. Cash available for distribution (CAD)3 was $30.0 million, which decreased $34.5 million versus the prior year period due to lower Adjusted EBITDA3 ($43.4 million) and higher capital expenditures ($3.1 million), partially offset by lower cash taxes paid ($11.8 million) and lower cash interest paid ($0.1 million).
“Our team navigated numerous market challenges throughout the first quarter,” said David Nunes, CEO. “Amid weaker end-market demand and continued macroeconomic headwinds, the total Adjusted EBITDA generated by our Timber segments collectively declined 30% relative to an extraordinarily strong first quarter in 2022. Southern Timber Adjusted EBITDA declined $5.6 million relative to the prior year quarter, as weaker demand for pulp products and lumber coupled with drier weather conditions drove a 14% reduction in net stumpage prices. Pacific Northwest Timber Adjusted EBITDA fell $14.4 million versus the prior year quarter, driven by 24% lower harvest volumes and a 12% decline in domestic sawtimber prices, as both domestic and export markets weakened.”
“In our New Zealand Timber segment, Adjusted EBITDA declined $4.3 million versus the prior year quarter due to lower carbon credit sales, unfavorable foreign exchange impacts, and 7% lower harvest volumes resulting from the impacts of Cyclone Gabrielle, which struck the North Island of New Zealand in February. While delivered export sawtimber prices also declined by roughly 11%, stumpage realizations were relatively flat as shipping costs returned to more normalized levels.”
“Real Estate segment Adjusted EBITDA was $18.1 million below the prior year quarter, as higher weighted average per-acre prices in the current quarter were more than offset by 76% fewer acres sold.”
“Overall, Adjusted EBITDA of $54.7 million declined 44% relative to an extraordinarily strong first quarter 2022.”
Southern Timber
First quarter sales of $71.8 million decreased $4.9 million, or 6%, versus the prior year period. Harvest volumes of 1.89 million tons were flat versus the prior year period. Average pine sawtimber stumpage realizations decreased 11% to $31.57 per ton versus $35.46 per ton in the prior year period, primarily due to drier weather conditions, softer demand from sawmills, and decreased competition from pulp mills for chip-n-saw volume. Average pine pulpwood stumpage realizations decreased 28% to $17.32 per ton versus $24.11 per ton in the prior year period as weaker end-market demand, drier weather conditions, and extended maintenance outages at pulp mills all contributed to softer market conditions. Overall, weighted-average stumpage realizations (including hardwood) decreased 14% to $24.03 per ton versus $27.94 per ton in the prior year period. Operating income of $22.2 million decreased $8.1 million versus the prior year period due to
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

lower net stumpage realizations ($7.4 million), higher depletion rates ($2.6 million), and higher lease expense and other costs ($1.8 million), partially offset by higher non-timber income ($3.7 million).
First quarter Adjusted EBITDA3 of $42.8 million was 12%, or $5.6 million, below the prior year period.
Pacific Northwest Timber
First quarter sales of $34.4 million decreased $11.9 million, or 26%, versus the prior year period. Harvest volumes decreased 24% to 384,000 tons versus 505,000 tons in the prior year period as some planned harvests were deferred in response to market conditions. Average delivered prices for domestic sawtimber decreased 12% to $93.12 per ton versus $105.82 per ton in the prior year period due to softer domestic demand and less competition from export markets. Average delivered pulpwood prices increased 28% to $48.23 per ton versus $37.69 per ton in the prior year period due to lower sawmill operating rates and increased competition for a limited supply of smaller-sized logs; however, pulpwood prices in the first quarter were well below the extraordinarily high levels realized in the second half of 2022. An operating loss of $3.5 million versus operating income of $6.6 million in the prior year period was primarily due to lower net stumpage realizations ($7.0 million), lower volumes ($2.5 million), higher costs ($1.1 million), and lower non-timber income ($0.2 million), partially offset by lower depletion rates ($0.7 million).
First quarter Adjusted EBITDA3 of $7.1 million was 67%, or $14.4 million, below the prior year period.
New Zealand Timber
First quarter sales of $44.1 million decreased $7.3 million, or 14%, versus the prior year period. Harvest volumes decreased 7% to 481,000 tons versus 515,000 tons in the prior year period, primarily due to lost production days resulting from Cyclone Gabrielle. Average delivered prices for export sawtimber decreased 11% to $112.97 per ton versus $127.59 per ton in the prior year period, driven by weaker demand in China. Average delivered prices for domestic sawtimber declined 6% to $71.58 per ton versus $75.99 per ton in the prior year period. The decrease in domestic sawtimber prices (in U.S. dollar terms) was primarily driven by the decline in the NZ$/US$ exchange rate (US$0.63 per NZ$1.00 versus US$0.67 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices remained flat versus the prior year period. An operating loss of $0.7 million versus operating income of $5.4 million in the prior year period was primarily due to a timber write-off resulting from a tropical cyclone casualty event ($2.3 million),1 lower carbon credit sales ($1.3 million), unfavorable foreign exchange impacts ($0.9 million), higher costs ($0.8 million), and lower volumes ($0.8 million).
First quarter Adjusted EBITDA3 of $6.1 million was 41%, or $4.3 million, below the prior year period.
Real Estate
First quarter sales of $16.3 million decreased $17.9 million versus the prior year period, while operating income of $0.9 million decreased $9.3 million versus the prior year period. Sales and operating income decreased versus the prior year period due to a significantly lower number of acres sold (2,087 acres sold versus 8,734 acres sold in the prior year period), partially offset by a substantial increase in weighted-average prices ($6,200 per acre versus $3,815 per acre in the prior year period).
Improved Development sales of $4.8 million consisted of a 27-acre multifamily apartment site for $4.5 million ($169,000 per acre) and 6 residential lots for $0.3 million ($50,000 per lot or $297,000 per acre) in our Heartwood development project south of Savannah, Georgia. This compares to Improved Development sales of $5.0 million in the prior year period.
Rural sales of $6.5 million consisted of 1,531 acres at an average price of $4,245 per acre. This compares to prior year period sales of $16.9 million, which consisted of 4,751 acres at an average price of $3,567 per acre.
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Timberland & Non-Strategic sales of $1.6 million consisted of a 528-acre transaction for $3,100 per acre. This compares to prior year period sales of $11.4 million, which consisted of 3,966 acres at an average price of $2,874 per acre.
First quarter Adjusted EBITDA3 of $6.6 million was $18.1 million below the prior year period.
Trading
First quarter sales of $12.6 million decreased $0.9 million versus the prior year period due to lower volumes and prices. Sales volumes decreased 6% to 105,000 tons versus 112,000 tons in the prior year period. The Trading segment generated operating income and Adjusted EBITDA3 of $0.3 million versus $0.4 million in the prior year period.
Other Items
First quarter corporate and other operating expenses of $8.6 million increased $1.0 million versus the prior year period, primarily due to higher compensation and benefits expense ($0.4 million) and higher IT and other expenses ($0.6 million).
First quarter interest expense of $11.7 million increased $3.4 million versus the prior year period, primarily due to higher average outstanding debt and a higher weighted-average interest rate.
First quarter other interest and miscellaneous income included $9.1 million of a net recovery associated with a legal settlement.
First quarter income tax expense of $1.1 million decreased $4.5 million versus the prior year period. The New Zealand subsidiary is the primary driver of income tax expense.
Outlook
“Based on our first quarter results and our expectations for the balance of the year, we now anticipate full-year Adjusted EBITDA and pro forma EPS toward the lower end of our prior guidance range,” added Nunes.
“In our Southern Timber segment, we are on track to achieve our full-year volume guidance but anticipate lower quarterly harvest volumes for the remainder of the year. Over the near-term, we expect that weighted-average net stumpage realizations will remain below first quarter levels as demand, particularly for pulpwood, has been negatively impacted by the macroeconomic environment. We continue to anticipate higher non-timber income for full-year 2023 as compared to full-year 2022.”
“In our Pacific Northwest Timber segment, we expect harvest volumes toward the lower end of our prior guidance, as we have deferred some planned harvests in response to unfavorable market conditions. Following the pullback in pricing to start the year, we anticipate that weighted-average delivered log prices will modestly improve from first quarter levels over the balance of 2023 as end-market demand and mill inventories normalize.”
“In our New Zealand Timber segment, we expect harvest volumes toward the lower end of our prior guidance given the lost production days resulting from Cyclone Gabrielle. We anticipate that weighted-average delivered log prices will remain relatively flat as compared to the first quarter over the balance of the year. We further anticipate a higher contribution from carbon credit sales over the balance of the year following no activity in the first quarter.”
“In our Real Estate segment, we remain encouraged by the interest in our development projects and rural properties. Overall, there continues to be strong demand for HBU properties and timberland assets despite the higher interest rate environment. Consistent with our prior guidance, we expect significantly higher transaction volume and operating results in the second half of the year from this segment.”
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

“In summary, while the current macroeconomic backdrop and near-term outlook are challenging, we remain optimistic about the long-term prospects for our business. Specifically, we believe that long-term housing fundamentals coupled with burgeoning business opportunities around nature-based solutions should support long-term growth in timberland cash flows and corresponding valuations over time.”
Conference Call
A conference call and live audio webcast will be held on Thursday, May 4, 2023 at 10:00 AM (ET) to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Sunday, June 4, 2023, by dialing 800-819-5739 (domestic) or 203-369-3350 (international), passcode: 3078.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1"Timber write-off resulting from a casualty event" includes the write-off of merchantable and pre-merchantable timber volume damaged by a casualty event that cannot be salvaged.
2"Pro forma net income adjustments attributable to noncontrolling interests" are the proportionate share of pro forma items that are attributable to noncontrolling interests.
3"Pro forma net income," "Pro forma revenues (sales)," "Pro forma operating income (loss)," "Adjusted EBITDA" and "CAD" are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of March 31, 2023, Rayonier owned or leased under long-term agreements approximately 2.8 million acres of timberlands located in the U.S. South (1.91 million acres), U.S. Pacific Northwest (474,000 acres) and New Zealand (419,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and world events, including the war in Ukraine and escalating tensions between China and Taiwan; business disruptions arising from public health crises and outbreaks of communicable diseases, including the current outbreak of the virus known as the novel coronavirus; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging, trucking and ocean freight services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2023 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
SALES	$179.1	$245.4	$222.0
Costs and Expenses
Cost of sales	(149.2)	(180.9)	(161.0)
Selling and general expenses	(16.8)	(15.7)	(14.7)
Other operating expense, net	(2.5)	(4.7)	(1.0)
OPERATING INCOME	10.6	44.1	45.3
Interest expense	(11.7)	(9.7)	(8.3)
Interest and other miscellaneous income (expense), net	9.6	1.6	(0.5)
INCOME BEFORE INCOME TAXES	8.5	36.0	36.5
Income tax expense	(1.1)	(1.4)	(5.5)
NET INCOME	7.4	34.6	31.0
Less: Net income attributable to noncontrolling interests in the operating partnership	(0.2)	(0.7)	(0.7)
Less: Net loss (income) attributable to noncontrolling interests in consolidated affiliates	1.1	(0.8)	(1.0)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$8.3	$33.1	$29.3
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.06	$0.23	$0.20
Diluted earnings per share attributable to Rayonier Inc.	$0.06	$0.22	$0.20

Pro forma net income per share (a)	$0.01	$0.11	$0.20

Weighted Average Common Shares used for determining
Basic EPS	147,377,448	146,765,131	145,430,171
Diluted EPS (b)	151,079,129	150,572,519	149,547,076

(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b)    Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. As of March 31, 2023, there were 148,012,979 common shares and 2,479,276 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2023 (unaudited)
(millions of dollars)

	March 31,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$98.7	$114.3
Assets held for sale	1.2	0.7
Other current assets	87.4	87.3
Timber and timberlands, net of depletion and amortization	3,210.0	3,230.9
Higher and better use timberlands and real estate development investments	119.7	115.1
Property, plant and equipment	44.7	44.7
Less - accumulated depreciation	(18.0)	(17.5)
Net property, plant and equipment	26.7	27.2
Restricted cash	5.0	1.2
Right-of-use assets	98.3	97.2
Other assets	100.2	115.5
	$3,747.2	$3,789.4
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Other current liabilities	96.8	95.3
Long-term debt	1,514.1	1,514.7
Long-term lease liability	89.9	88.8
Other non-current liabilities	109.1	104.1
Noncontrolling interests in the operating partnership	82.5	105.8
Total Rayonier Inc. shareholders’ equity	1,840.6	1,865.4
Noncontrolling interests in consolidated affiliates	14.2	15.3
Total shareholders’ equity	1,854.8	1,880.7
	$3,747.2	$3,789.4

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
March 31, 2023 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2023	147,282,631	$1,463.0	$366.6	$35.8	$15.3	$1,880.7
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	400	—	—	—	—	—
Net income	—	—	8.5	—	(1.1)	7.4
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.2)	—	—	(0.2)
Dividends ($0.285 per share)	—	—	(42.2)	—	—	(42.2)
Issuance of shares under incentive stock plans	1,564	—	—	—	—	—
Stock-based compensation	—	2.5	—	—	—	2.5
Adjustment of noncontrolling interests in the operating partnership	—	—	(2.4)	—	—	(2.4)
Other (a)	728,384	23.8	—	(14.8)	—	9.0
Balance, March 31, 2023	148,012,979	$1,489.3	$330.3	$21.0	$14.2	$1,854.8

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2022	145,372,961	$1,389.1	$402.3	($19.6)	$43.8	$1,815.6
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $0.3 million	726,248	29.8	—	—	—	29.8
Net income	—	—	30.0	—	1.0	31.0
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.7)	—	—	(0.7)
Dividends ($0.27 per share)	—	—	(39.9)	—	—	(39.9)
Issuance of shares under incentive stock plans	11,364	0.4	—	—	—	0.4
Stock-based compensation	—	2.8	—	—	—	2.8
Adjustment of noncontrolling interests in the operating partnership	—	—	(2.6)	—	—	(2.6)
Other (a)	(2,885)	(0.2)	—	45.6	(0.2)	45.2
Balance, March 31, 2022	146,107,688	$1,421.9	$389.1	$26.0	$44.6	$1,881.6
(a) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, amortization of pension and post-retirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, distributions to noncontrolling interests in consolidated affiliates and the allocation of other comprehensive income to noncontrolling interests in the operating partnership. The three months ended March 31, 2023 also includes the redemption of 729,551 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
March 31, 2023 (unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2023	2022
Cash provided by operating activities:
Net income	$7.4	$31.0
Depreciation, depletion and amortization	37.6	47.4
Non-cash cost of land and improved development	4.2	5.4
Timber-write off resulting from a casualty event	2.3	—
Stock-based incentive compensation expense	2.5	2.8
Deferred income taxes	(1.2)	(8.0)
Other items to reconcile net income to cash provided by operating activities	0.7	(2.1)
Changes in working capital and other assets and liabilities	10.5	(26.8)
	64.0	49.7
Cash used for investing activities:
Capital expenditures	(18.7)	(15.6)
Real estate development investments	(7.8)	(3.1)
Purchase of timberlands	(8.7)	(2.8)
Other	3.0	2.6
	(32.2)	(18.9)
Cash used for financing activities:
Net decrease in debt	—	(122.9)
Dividends paid	(42.1)	(39.4)
Distributions to noncontrolling interests in the operating partnership	(0.9)	(0.9)
Proceeds from the issuance of common shares under incentive stock plan	—	0.6
Proceeds from the issuance of common shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	—	30.9
Distributions to noncontrolling interests in consolidated affiliates	—	(2.7)
Other	(0.1)	(0.3)
	(43.1)	(134.7)
Effect of exchange rate changes on cash and restricted cash	(0.4)	0.6
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(11.7)	(103.3)
Balance, beginning of year	115.4	369.1
Balance, end of period	$103.7	$265.8

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
March 31, 2023 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Sales
Southern Timber	$71.8	$56.6	$76.8
Pacific Northwest Timber	34.4	42.4	46.3
New Zealand Timber	44.1	71.4	51.4
Real Estate	16.3	57.0	34.2
Trading	12.6	18.2	13.4
Intersegment Eliminations	(0.1)	(0.2)	(0.1)
Sales	$179.1	$245.4	$222.0

Pro forma sales (a)
Southern Timber	$71.8	$56.6	$76.8
Pacific Northwest Timber	34.4	42.4	46.3
New Zealand Timber	44.1	71.4	51.4
Real Estate	16.3	26.5	34.2
Trading	12.6	18.2	13.4
Intersegment Eliminations	(0.1)	(0.2)	(0.1)
Pro forma sales	$179.1	$214.9	$222.0

Operating income (loss)
Southern Timber	$22.2	$19.7	$30.3
Pacific Northwest Timber	(3.5)	3.5	6.6
New Zealand Timber	(0.7)	8.0	5.4
Real Estate	0.9	21.5	10.2
Trading	0.3	0.3	0.4
Corporate and Other	(8.6)	(8.9)	(7.6)
Operating income	$10.6	$44.1	$45.3

Pro forma operating income (loss) (a)
Southern Timber	$22.2	$19.7	$30.3
Pacific Northwest Timber	(3.5)	3.1	6.6
New Zealand Timber	1.6	8.0	5.4
Real Estate	0.9	4.9	10.2
Trading	0.3	0.3	0.4
Corporate and Other	(8.6)	(8.9)	(7.6)
Pro forma operating income	$12.9	$27.2	$45.3

Adjusted EBITDA (a)
Southern Timber	$42.8	$33.2	$48.4
Pacific Northwest Timber	7.1	15.5	21.5
New Zealand Timber	6.1	13.7	10.4
Real Estate	6.6	14.2	24.7
Trading	0.3	0.3	0.4
Corporate and Other	(8.2)	(8.6)	(7.2)
Adjusted EBITDA	$54.7	$68.4	$98.1
(a)Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.
E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2023 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Three Months Ended
	March 31,	March 31,
	2023	2022
Cash Provided by Operating Activities	$64.0	$49.7
Working capital and other balance sheet changes	(15.3)	30.4
Capital expenditures (a)	(18.7)	(15.6)
Cash Available for Distribution (b)	$30.0	$64.5

Net Income	$7.4	$31.0
Interest, net and miscellaneous income	11.2	8.2
Income tax expense	1.1	5.5
Depreciation, depletion and amortization	37.6	47.4
Non-cash cost of land and improved development	4.2	5.4
Non-operating (income) expense (c)	(9.1)	0.6
Timber write-off resulting from a casualty event (d)	2.3	—
Adjusted EBITDA (e)	$54.7	$98.1
Cash interest paid (f)	(3.8)	(3.9)
Cash taxes paid	(2.2)	(14.0)
Capital expenditures (a)	(18.7)	(15.6)
Cash Available for Distribution (b)	$30.0	$64.5

Cash Available for Distribution (b)	$30.0	$64.5
Real estate development investments	(7.8)	(3.1)
Cash Available for Distribution after real estate development investments	$22.2	$61.4

PRO FORMA SALES (g):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Intersegment Eliminations	Total
March 31, 2023
Sales	$71.8	$34.4	$44.1	$16.3	$12.6	($0.1)	$179.1
Pro forma sales	$71.8	$34.4	$44.1	$16.3	$12.6	($0.1)	$179.1

December 31, 2022
Sales	$56.6	$42.4	$71.4	$57.0	$18.2	($0.2)	$245.4
Large Dispositions (h)	—	—	—	(30.5)	—	—	(30.5)
Pro forma sales	$56.6	$42.4	$71.4	$26.5	$18.2	($0.2)	$214.9

March 31, 2022
Sales	$76.8	$46.3	$51.4	$34.2	$13.4	($0.1)	$222.0
Pro forma sales	$76.8	$46.3	$51.4	$34.2	$13.4	($0.1)	$222.0

F

PRO FORMA NET INCOME (i):
	Three Months Ended
	March 31, 2023		December 31, 2022		March 31, 2022
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$8.3	$0.06	$33.1	$0.22	$29.3	$0.20
Net recovery on legal settlement	(9.1)	(0.06)	—	—	—	—
Timber write-off and adjustments resulting from casualty events (d)	2.3	0.02	(0.4)	—	—	—
Large Dispositions (h)	—	—	(16.6)	(0.11)	—	—
Pro forma net income adjustments attributable to noncontrolling interests (j)	(0.4)	(0.01)	0.4	—	—	—
Pro Forma Net Income	$1.1	$0.01	$16.5	$0.11	$29.3	$0.20

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (k) (e):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
March 31, 2023
Operating income (loss)	$22.2	($3.5)	($0.7)	$0.9	$0.3	($8.6)	$10.6
Timber write-off resulting from a casualty event (d)	—	—	2.3	—	—	—	2.3
Pro forma operating income (loss)	$22.2	($3.5)	$1.6	$0.9	$0.3	($8.6)	$12.9
Depreciation, depletion and amortization	20.6	10.6	4.5	1.5	—	0.4	37.6
Non-cash cost of land and improved development	—	—	—	4.2	—	—	4.2
Adjusted EBITDA	$42.8	$7.1	$6.1	$6.6	$0.3	($8.2)	$54.7

December 31, 2022
Operating income	$19.7	$3.5	$8.0	$21.5	$0.3	($8.9)	$44.1
Adjustment to prior period timber write-off (d)	—	(0.4)	—	—	—	—	(0.4)
Large Dispositions (h)	—	—	—	(16.6)	—	—	(16.6)
Pro forma operating income	$19.7	$3.1	$8.0	$4.9	$0.3	($8.9)	$27.2
Depreciation, depletion and amortization	13.5	12.4	5.7	1.2	—	0.3	33.1
Non-cash cost of land and improved development	—	—	—	8.1	—	—	8.1
Adjusted EBITDA	$33.2	$15.5	$13.7	$14.2	$0.3	($8.6)	$68.4

March 31, 2022
Operating income	$30.3	$6.6	$5.4	$10.2	$0.4	($7.6)	$45.3
Depreciation, depletion and amortization	18.1	14.9	5.0	9.1	—	0.3	47.4
Non-cash cost of land and improved development	—	—	—	5.4	—	—	5.4
Adjusted EBITDA	$48.4	$21.5	$10.4	$24.7	$0.4	($7.2)	$98.1

(a)“Capital expenditures” exclude timberland acquisitions of $8.7 million and $2.8 million during the three months ended March 31, 2023 and March 31, 2022, respectively.
(b)“Cash Available for Distribution” (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to operating partnership unitholders, distributions to noncontrolling interests, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(c)The three months ended March 31, 2023 includes a $9.1 million net recovery associated with a legal settlement.
(d)“Timber write-offs and adjustments resulting from casualty events” includes the write-off and adjustments of merchantable and pre-merchantable timber volume damaged by casualty events that cannot be salvaged.
(e)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating (income) expense, timber write-offs resulting from casualty events and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
(f)“Cash interest paid” is presented net of patronage refunds received of $6.1 million and $5.5 million during the three months ended March 31, 2023 and March 31, 2022, respectively.

F

(g)“Pro forma revenue (sales)” is defined as revenue (sales) adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(h)“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
(i)“Pro forma net income” is defined as net income attributable to Rayonier Inc. adjusted for its proportionate share of the net recovery associated with a legal settlement, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(j)“Pro forma net income adjustments attributable to noncontrolling interests” are the proportionate share of pro forma items that are attributable to noncontrolling interests.
(k)“Pro forma operating income (loss)” is defined as operating income (loss) adjusted for timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.

F